Exhibit 99

Contacts:	Ivan R. Sabel	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Hai V. Tran	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES REVENUE OF

$151.5 MILLION AND PRO-FORMA NET INCOME OF $4.3 MILLION, OR

$0.15 PER DILUTED SHARE, FOR THE QUARTER ENDED SEPTEMBER 30, 2006

        BETHESDA, MARYLAND, October 25, 2006 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announces revenue of $151.5 million and pro-forma net income of $4.3 million, or $0.15 per diluted share, for the quarter ended September 30, 2006, adjusted for the effects of its recent refinancing. In May 2006, Hanger refinanced all of its outstanding bank, bond indebtedness and convertible preferred stock utilizing the proceeds from a $50 million private placement of 3.33% convertible perpetual preferred stock, a new $230 million senior secured term loan and a private offering of $175 million of senior unsecured notes. The Company also established a $75 million revolving credit facility at the close of the transaction that remains fully available. The pro-forma results exclude the $0.5 million cost of extinguishment of the debt incurred in connection with the refinancing and assumes that the new capital structure was in place on January 1, 2006.

        Net sales for the quarter ended September 30, 2006 increased by $5.1 million, or 3.5%, to $151.5 million from $146.4 million in the prior year’s comparable quarter. The sales growth was the result of a $2.1 million, or 1.6%, increase in same-center sales in our patient care business, a $2.7 million, or 22.8%, increase in sales of the Company’s distribution segment, and a $0.3 million increase in non-core activities. The increase in same center sales was accomplished despite the fact that there was one less business day in the third quarter of 2006 compared to 2005. Gross profit for the third quarter of 2006 increased by $3.5 million to $75.3 million, or 49.7% of net sales, compared to $71.8 million, or 49.0% of net sales, in the third quarter of the prior year. The increase was due principally to the increase in sales as well as a $0.6 million decrease in labor compared to 2005 as there was one less work-day in the current quarter.

        Income from operations of $17.1 million in the third quarter of 2006 was $0.4 million higher than that of the same period of the prior year principally due to the aforementioned increase in gross profit. Selling, general and administrative expenses increased by $3.0 million due principally to a $1.8 million increase in variable compensation accruals and $1.0 million increase in the investments in the Company’s growth initiatives.

        Net income applicable to common stock, on a pro-forma basis, for the third quarter of 2006 was $4.3 million, or $0.15 per diluted share, compared to the prior year’s actual $2.8 million, or $0.13 per diluted share. Including the costs of the recent refinancing, the net income applicable to common stock was $1.5 million, or $0.07 per diluted share, for the quarter ended September 30, 2006, compared to a net income applicable to common stock of $2.8 million, or $0.13 per diluted share, in the prior year’s comparable quarter.

        Net sales for the nine months ended September 30, 2006 increased by $15.8 million, or 3.7%, to $444.8 million from $429.0 million in the prior year. The sales growth was principally the result of a $7.2 million, or 1.8%, increase in same-center sales in our patient care business, and a $9.3 million, or 28.0%, increase in sales of the Company’s distribution segment. The increases were offset by a $0.7 million decrease as a result of closed patient care centers primarily due to the effects of the hurricanes in 2005. Gross profit for nine months increased by $7.9 million to $223.1 million, or 50.2% of net sales, compared to $215.2 million, or 50.2% of net sales, in the first nine months of the prior year due to the sales increase offset by a $7.9 million increase in the cost of materials due primarily to the increase in external sales of the Company’s distribution segment.

        Income from operations increased by $0.2 million in the first nine months of 2006 to $44.0 million from $43.8 million in the same period of the prior year due to an increase in gross profit, offset by an increase in selling, general and administrative expenses. Selling, general and administrative expenses increased by $6.9 million due primarily to a $5.7 million increase in labor costs from merit increases and increased health insurance costs, a $2.7 million increase in the investments in our growth initiatives and a $0.5 million increase in professional fees, offset by a $2.9 million decrease in bad debts.

        Net income applicable to common stock, on a pro-forma basis, for the first nine months of 2006 was $9.1 million, or $0.31 per diluted share, compared to the prior year’s actual $5.1 million, or $0.23 per diluted share. Including the costs of the recent refinancing, the net loss applicable to common stock was $8.5 million, or $0.39 per diluted share, for the first nine months of 2006, compared to a net income applicable to common stock of $5.1 million, or $0.23 per diluted share, in the prior year.

        Cash flow from operations was $15.9 million in the third quarter of 2006, excluding the impact of the refinancing, compared to the prior year’s actual of $9.6 million. Including the effect of the refinancing, cash flow from operations for the third quarter was $15.2 million, compared to the prior year’s $9.6 million. Cash flow from operations for the nine months ended September 30, 2006, excluding the impact of the refinancing, was $12.9 million compared to the prior year’s actual of $13.4 million. Including the effect of the refinancing, cash flow from operations for the nine month period ended September 30, 2006, was $8.1 million compared to the prior year’s $13.4 million.

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 619 patient care centers in 46 states including the District of Columbia, with 3,455 employees including 1,032 practitioners (as of 9/30/06). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

_________________

This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

_________________

-tables to follow-

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Income Statement:
Net sales	$151,549	$146,393	$444,849	$429,047
Cost of goods sold (exclusive of depreciation and amortization)	76,229	74,630	221,790	213,813
Selling, general and administrative	54,569	51,606	167,947	161,041
Depreciation and amortization	3,630	3,409	11,077	10,356

Income from operations	17,121	16,748	44,035	43,837
Interest expense, net	9,852	9,405	29,266	27,649
Extinguishment of debt	537	--	16,953	--

Income (loss) before taxes	6,732	7,343	(2,184)	16,188
Provision (benefit) for income taxes	3,274	3,020	(747)	6,714

Net income (loss)	3,458	4,323	(1,437)	9,474
Less preferred stock dividends declared and accretion-7% Redeemable Preferred Stock	--	1,491	2,752	4,364
Less preferred stock dividends declared and accretion-Series A 3.33% Convertible Preferred Stock	416	--	583	--
Less beneficial conversion feature accretion-Series A Convertible Preferred Stock	1,544	--	3,768	--

Net income (loss) applicable to common stock	$1,498	$2,832	$(8,540)	$5,110

Basic Per Share Data:
Net income (loss)	$0.07	$0.13	$(0.39)	$0.24

Shares used to compute basic per common share amounts	22,030,207	21,713,704	21,937,865	21,663,570

Diluted Per Share Data:
Net income (loss)	$0.07	$0.13	$(0.39)	$0.23

Shares used to compute diluted per common share amounts	29,231,813	22,325,857	21,937,865	22,212,159

Cash Flow Data:
Cash flow from operations	$15,182	$9,555	$8,108	$13,406
Capital expenditures	2,733	2,525	7,911	6,482
Increase (decrease) in cash	1,243	(775)	6,013	(187)

Balance Sheet Data:	September 30, 2006	September 30, 2005
Cash balance	$13,934	$8,164
DSO's	$59	$65
Working Capital	$153,557	$138,189
Total Debt	$412,377	$386,049
Shareholders' Equity	$162,474	$158,112

	Three Months Ended September 30,		Nine Months Ended September 30,
Income Statement as a % of Net Sales:	2006	2005	2006	2005
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation and amortization)	50.3%	51.0%	49.8%	49.8%
Selling, general and administrative	36.0%	35.3%	37.8%	37.6%
Depreciation and amortization	2.4%	2.3%	2.5%	2.4%

Income from operations	11.3%	11.4%	9.9%	10.2%
Interest expense, net	6.5%	6.4%	6.6%	6.4%
Extinguishment of debt	0.3%	--	3.8%	--

Income (loss) before taxes	4.5%	5.0%	-0.5%	3.8%
Provision for income taxes	2.2%	2.1%	-0.2%	1.6%

Net income (loss)	2.3%	2.9%	-0.3%	2.2%

Hanger Orthopedic Group, Inc.
(Dollars in thousands, except share and per share amounts)
(unaudited)

Set forth below is a reconciliation of the non-GAAP pro-forma results of operations and the historical GAAP results of operations as well as the non-GAAP pro-forma cash flow from operations and the historical GAAP cash flow from operations. The Company believes the presentation of the pro-forma results, adjusted for the effects of the recent refinancing, is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s on-going performance.

	Three Months Ended	Nine Months Ended
	September 30, 2006
Income from operations, GAAP basis	$17,121	$44,034
Interest expense, net (1)	9,782	28,663

Income before taxes	7,339	15,371
Provision for income taxes	2,998	6,279

Net income, pro-forma	$4,341	$9,092

Diluted Per Share Data:
Net income, pro-forma	$0.15	$0.31

Shares used to compute diluted per common share amounts, for GAAP basis	22,030,207	21,937,865
Effects of dilutive options and restricted stock	687,849	702,369
Effects of conversion of Redeemable preferred	6,613,757	6,613,757

Shares used to compute diluted per common share amounts	29,331,813	29,253,991

(1) Assumes debt refinancing occurred effective January 1, 2006

	Three Months Ended	Nine Months Ended
	September 30, 2006
Cash flow from operations, GAAP basis	$15,182	$8,108
Premium paid on extinguishment of debt (1)	473	11,866
Tax benefit (cost) of debt extinguishment	276	(7,026)

Cash flow from operations, pro-forma	$15,931	$12,948

(1) Assumes debt refinancing occurred effective January 1, 2006

Hanger Orthopedic Group, Inc.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Patient-care centers	619	617	619	617
Number of Practitioners	1,032	1,059	1,032	1,059
Number of states (including D.C.)	46	45	46	45
Payor mix:
Private pay and other	58.7%	55.2%	58.6%	56.5%
Medicare	30.6%	32.4%	30.7%	31.5%
Medicaid	6.1%	8.3%	6.3%	7.8%
VA	4.6%	4.1%	4.4%	4.2%
Percentage of net sales from:
Patient-care services	90.3%	91.9%	90.5%	92.3%
Distribution	9.7%	8.1%	9.5%	7.7%